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                                                                       EXHIBIT 1
                                                                       ---------


                     AGREEMENT TO ASSIGN PURCHASE AGREEMENT
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This Agreement made this 18th day of December, 2003 by and between THE PRICE
GROUP, LLC, a California limited liability company ("TPG") and THE 520 GROUP, LLC, a California limited liability company ("520 Group").

                                    RECITALS
                                    --------

     A) TPG is a party to a "Purchase Agreement" dated September 9, 2003 by and between TPG and various Warburg entities. The Purchase Agreement is attached hereto as Exhibit A.

     B) Pursuant to the Purchase Agreement, TPG paid a deposit of Five Million Dollars ($5,000,000) (the "Deposit").

     C) The Purchase Agreement requires that TPG pay Warburg entities One Hundred Thirty Eight Million Dollars ($138,000,000) (less the Five Million Dollar ($5,000,000) deposit) on January 5, 2004.

     D) 520 group wishes to acquire TPG rights under the Purchase Agreement and is arranging to raise One Hundred Forty Million Dollars ($140,000,000); Sixty Million Dollars (($60,000,000) from investors and Eighty Million Dollars ($80,000,000) in loans.

NOW THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

     1. Prior to January 5, 2004 TPG shall assign the Purchase Agreement to 520 Group and 520 Group will accept such assignment in the form of assignment attached hereto to be duly executed and delivered by TPG and 520 Group.

     2. At the time of the Assignment, 520 will reimburse TPG the Five Million Dollar ($5,000,000) Deposit plus any fees to banks and attorneys, and other expenses plus interest on the aforementioned Deposit and expenditures at the rate of seven percent (7%) per annum from the dates of such Deposit and expenditures until the date of reimbursement.

Executed as of the date first written above.

THE PRICE GROUP LLC                         THE 520 GROUP LLC

By   /s/ Jack McGrory                       By   /s/ Mark Daitch
   ------------------------------              ----------------------------
      Jack McGrory - A Manager                    Mark Daitch - A Manager

By   /s/ James F. Cahill                    By   /s/ Barry McComic
   ------------------------------              ----------------------------
      James F. Cahill - A Manager                 Barry McComic - A Manager